INTEGRAL COMPLETES LICENSE OF ITS ELECTRIPLAST(TM) TECHNOLOGY

Wednesday April 5, 12:30 pm ET

BELLINGHAM, Wash.--(BUSINESS WIRE)--April 5, 2006--Integral Technologies, Inc.'s (OTCBB:ITKG - News; "Integral"), has finalized its license agreement with
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Heatron Inc. (www.heatron.com) for the rights to use the Company's proprietary
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ElectriPlast(TM) technology for specific applications in the heating and LED lighting markets. Since its founding in 1977, Heatron has grown to become a leader in innovative heating element and thermal management designs and solutions.

Heatron's CEO Mike Keenan, commenting on the license said, "We feel that obtaining the rights to utilize the ElectriPlast(TM) material in two of our applications is critical to the market success of these products, in particular our LED products division which is experiencing phenomenal growth."

Integral and Heatron will work together, to bring to market products that will meet the needs of Heatron's customers in the heating and LED lighting markets. In addition, both companies will collaborate in order to identify new applications of Heatron's technology incorporating Integral's ElectriPlast(TM) material.

Integral continues to work with other companies which are in the process of exploring over 90 currently identified applications of ElectriPlast(TM).

Integral Technologies

Integral Technologies, Inc. (www.itkg.net) is the developer of an innovative
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electrically conductive resin-based material called "ElectriPlast," a highly conductive recipe that can be molded into virtually any shape or dimension associated with the range of plastics, rubbers and other polymers. Our IP consists of ElectriPlast(TM) and over 90 applications of ElectriPlast(TM) in various industries. To date, we have received 12 patents on ElectriPlast(TM) applications, 7 have been issued, 5 have been allowed and are awaiting issuance, and 88 are pending. Various examples of industries where ElectriPlast can be used are antennas, shielding, lighting, circuitry, switch actuators, resistors, and medical devices, to name just a few. The company is currently introducing these new products and ElectriPlast technology on a global scale.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the 1933 Securities Act and Section 21E of the 1934 Securities Exchange Act. Actual results could differ materially, as the result of such factors as (1) competition in the markets for the products and services sold by the company, (2) the ability of the company to execute its plans, and (3) other factors detailed in the company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that the transaction described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more detailed information on the company and the technologies described above please visit our web site at www.itkg.net or contact Shareholder Relations at 888-666-8833 or The Investor Relations Group, at 212-825-3210. To review the company's filings with the SEC, please go to www.sec.gov.
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Contact:
Integral Technologies, Inc.
Michael Pound, 888-666-8833